Exhibit 99.1


        Ibis Technology Announces Second Quarter 2007 Results

    DANVERS, Mass.--(BUSINESS WIRE)--July 25, 2007--Ibis Technology Corporation (Nasdaq: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the second quarter ended June 30, 2007.

    Total revenues for the second quarter of 2007 were $265,000. This compares to total revenues of $330,000 in the preceding quarter, and compares to total revenues of $42,000 in the second quarter of 2006.

    Net loss for the 2007 second quarter was $1.4 million, or a loss of $0.11 per share, compared to a net loss for the preceding quarter of $1.5 million, or a loss of $0.13 per share. Net loss in the second quarter of 2006 was $2.2 million, or a loss of $0.20 per share. Net loss for the second quarter of 2007 reflects stock based compensation charges of $117,917 or $0.01 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123R.

    For the first half of 2007, total revenues were $0.6 million compared to $6.3 million for the first half of last year. Net loss for the first six months of 2007 was $2.9 million, or $0.23 per share, compared to a loss of $0.8 million, or $0.07 per share for the first half of 2006. Revenue and net loss for the first half of 2007 does not include the sale of an i2000 implanter, compared to the sale of one implanter in the first half of 2006.

    During the second quarter, IBIS stockholders approved the second tranche of equity-based financing, the details of which were announced in an IBIS press release on February 20, 2007. As a result of this approval, in the second tranche IBIS received $3.1 million in exchange for 1,978,377 shares of IBIS common stock and 1,483,472 warrants to purchase additional shares at $1.50.

    Charles M. McKenna, Ph.D., President and CEO of Ibis Technology Corporation, said, "Based on discussions with our largest customer, we previously indicated that any additional orders for our Ibis i2000 oxygen implanters likely would come late in the second half of 2007. As of today, we have no further indication from our customers on the timing of their next implanter orders, or visibility regarding their SIMOX implanter requirements in the near term. Although an order may be received before the end of this year, this timing will preclude our ability to complete on-site customer acceptance and the subsequent recognition of implanter revenue during the current fiscal year. Also at this time, in light of the overall slowdown in the volume demand for SOI substrates, as reported recently by Soitec, we believe we should be prepared for the likelihood that the next i2000 orders will be pushed out into 2008."

    Commenting on current industry conditions, McKenna added: "We continue to see evidence of new and expanding applications for SOI wafers. One of our customers has indicated that the level of interest in exploring new applications for SOI, and SIMOX-SOI in particular, is at an all-time high. We believe that SOI's fundamental advantages over standard silicon wafers will lead to an increasing number of applications. The need to reduce dynamic power losses and the resulting heat buildup in semiconductor chips is a more pressing issue today than ever before, and should be a powerful market driver for SOI."

    "We also believe that SIMOX-SOI will ultimately become the low cost, high volume choice for SOI wafers, once the basic SIMOX-SOI technology is accepted into mainstream chip fabrication. Our customers are working diligently with us to make this happen. Our long term view remains positive," said McKenna. "We believe that we have the right business model, technology and personnel to succeed in supporting our customers in their drive toward making SIMOX-SOI the leading choice for SOI wafers by the global semiconductor industry."

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its second quarter 2007 results and outlook for the future on July 25, 2007 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2733. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately three weeks.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, Ibis Technology is traded on the Nasdaq Global Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on the Ibis web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the Company's expectations regarding future orders for i2000 implanters, (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the timing of our largest customer's ramping to production quantities on their i2000 implanters, (vii) the adequacy of the Company's cash resources for continuing and future operations, and (viii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2006. All information set forth in this press release is as of July 25, 2007, and Ibis undertakes no duty to update this information unless required by law.

                     Ibis Technology Corporation
                  Condensed Statement of Operations

                            Unaudited                Unaudited
                          Quarter Ended            6 Months Ended
                            June 30,                  June 30,
                        2006         2007        2006         2007
License and other
 revenue                 $28,000     $137,000    $283,000     $221,000
Equipment revenue         14,000      128,000   6,020,000      374,000
                    --------------------------------------------------
   Total revenue          42,000      265,000   6,303,000      595,000
                    --------------------------------------------------
Cost of contract
 and other revenue             0            0           0            0
Cost of equipment
 revenue                  53,000      204,000   2,726,000      320,000
                    --------------------------------------------------
   Gross profit
    (loss)              (11,000)       61,000   3,577,000      275,000
                    --------------------------------------------------
General and
 administrative          675,000      567,000   1,314,000    1,127,000
Marketing and sales      300,000      139,000     617,000      360,000
Research and
 development           1,357,000      964,000   2,686,000    2,028,000
                    --------------------------------------------------
   Loss from
    operations       (2,343,000)  (1,609,000) (1,040,000)  (3,240,000)
Other income
 (expense)               177,000      162,000     240,000      325,000
Income tax expense             0            0       1,000        1,000
                    --------------------------------------------------
Net income (loss)   ($2,166,000) ($1,447,000)  ($801,000) ($2,916,000)
Net income (loss)
 per share:
   Basic                 ($0.20)      ($0.11)     ($0.07)      ($0.23)
   Diluted               ($0.20)      ($0.11)     ($0.07)      ($0.23)
Weighted average
 number of shares
 used in net income
 (loss) per share
 calculation:
   Basic              10,835,385   13,431,999  10,825,761   12,490,084
   Diluted            10,835,385   13,431,999  10,825,761   12,490,084


                       Condensed Balance Sheets
                                               Unaudited     Unaudited
                                       December 31, 2006 June 30, 2007
Assets
Current assets:
   Cash and cash equivalents                  $4,813,000    $7,228,000
   Accounts receivable                           349,000       396,000
   Inventories                                 3,575,000     3,564,000
   Other current assets                          291,000       324,000
      Current assets                           9,028,000    11,512,000
Property and equipment                         3,984,000     3,415,000
      Other assets                               777,000       603,000
                                       -------------------------------
      Total assets                           $13,789,000   $15,530,000
                                       ===============================
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                              410,000       357,000
   Accrued Liabilities                           973,000       675,000
   Deferred revenue                              150,000             0
                                       -------------------------------
      Current liabilities                      1,533,000     1,032,000
                                       -------------------------------
      Total liabilities                        1,533,000     1,032,000
                                       -------------------------------
Stockholders' equity                          12,256,000    14,498,000
                                       -------------------------------
   Total liabilities and stockholders'
    equity                                   $13,789,000   $15,530,000
                                       ===============================


    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer